Exhibit 4.10

January 18, 2013

To:	Mazor Robotics Ltd. 7 HaEshel St.
Caesarea Park, ISRAEL

Re: Extension and Term under Sub-Contracting Agreement

Reference is made to that certain Sub-Contracting Agreement dated September 28, 2005 by and between the undersigned (the "Agreement"). All capitalized terms used herein, which are not otherwise defined herein, shall have the meaning ascribed to them in the Agreement.

Whereas the term of the Agreement has previously expired, and notwithstanding such expiration, we have continued to manufacture the Robots which are the subject matter of the Agreement; and

Whereas the Parties wish that we will continue to manufactured the Robots under the terms and conditions of the Agreement;

Both parties hereby agree to extend the terms of the Agreement for a period of 24 months from the date of this letter, subject to prior termination in accordance with the terms and conditions of the Agreement, as applicable (the "Extended Agreement").

Notwithstanding to the abovementioned and to Section 11 of the Agreement, MPS hereby agree not to terminate the Extended Agreement in case that during any year of the extended period of 24 months the total quantity of Robots ordered by Mazor shall be less then 20, subject to MPS commitment to continue to manufacture all Robots with Mazor.

Both parties agree to change clauses 5.1 and 5.2 in order to reflect the fact that the Robots are a medical device and not a drug packaging device. Therefore the new clause 5.1 will be formulated as follows:

5.1
All Robots manufactured by MPS must (1) conform with the Specifications and (2) be manufactured, labeled, packaged, stored and tested (while in possession of, stored by, or under the control of MPS) in accordance with ISO 13485.

And the new clause 5.2 will be formulated as follows:

5.2	The Robot shall be manufactured, assembled and tested in compliance with the MPS's internal quality system, the Specifications, the Acceptance Criteria and to ISO 13485.

Please confirm your consent by fixing your signature below.

MPS Micro Precision System AG

By:  /s/ Nicola Thibaudeao
Name: Nicola Thibaudeao
Dated: January 18, 2013

By:  /s/ Gregoire Bagnoud
Name: Gregoire Bagnoud
Dated: January 21, 2013

Agreed and accepted:

Masor Robotics Ltd.

By:  /s/ Ori Hadomi
Name: Ori Hadomi
Title: CEO
Dated: January 18, 2013

By:  /s/ Eli Zehavi
Name: Eli Zehavi
Title: COO
Dated:  January 18, 2013